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                                                                   Exhibit 4(vi)
                                                                   -------------



                            STOCK OPTION AGREEMENT
                            ----------------------

     This Stock Option Agreement (the "Agreement") is entered into as of this 25th day of June, 1999, by and between Tice Technology, Inc., a Delaware corporation ("Tice"), and Bill Arant ("Option Holder").

     WHEREAS, Option Holder has acted as a finder for Tice and has located financing which has resulted in a closed transaction; and

     WHEREAS, as a portion of the finder's fee, Tice has agreed to grant Option Holder options to purchase up to 50,000 Common Shares of Tice upon the terms and conditions described below;

     NOW, THEREFORE, for the consideration described above, Tice hereby grants options to purchase its Common Shares to Option Holder upon the following terms and conditions:

     1. Grant of Options. Tice hereby grants to Option Holder options (the "Options") to purchase 50,000 Common Shares of Tice. The Options do not entitle Option Holder to any of the rights of a stockholder of Tice. Tice shall at all times reserve and keep available the number of its authorized but unissued Common Shares which is sufficient to permit the exercise in full of the Options.

     2.   Nonassignability. The Options shall not be assignable or transferable.

     3. Exercise. The Options may be exercised from the date of grant to the close of business five years from such date, in whole or in part, provided that the Options are exercised for no fewer than 5,000 shares at any one time (unless fewer than 5,000 shares remain, in which case the option must be exercised for all remaining shares). Option Holder shall be deemed to have become the holder of record of the shares on the date on which payment of the exercise price and any applicable taxes was made, irrespective of the date of notice of exercise, except that, if the date of payment is a date when Tice's stock transfer books are closed, Option Holder shall be deemed to have become the holder of shares at the close of business on the next succeeding date on which the stock transfer books are open. Except as otherwise provided herein, Option Holder shall be entitled to receive only dividends or distributions which are payable to holders of record on or after the date on which he is deemed to become the holder of record of such shares.

     4. Exercise Price. The price at which the shares may be purchased pursuant to the Options during the option period is $1.00 per share, subject to adjustment as provided below.

     5.   Adjustments.

          (a) If after the date of this Agreement, and subject to the provisions of Section 5(e) hereof, the number of outstanding Tice Common Shares is increased by a stock dividend payable in Common Shares or by a split-up of Common Shares, then, on the day following the date fixed for the determination of holders of Common Shares entitled to receive the stock dividend or split-up,
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the number of shares issuable on exercise of the Options shall be increased in proportion to the increase in outstanding shares and the then applicable exercise price shall be correspondingly decreased.

          (b) If after the date of this Agreement, and subject to the provisions of Section 5(e) hereof, the number of outstanding Tice Common Shares is decreased by a combination or reclassification of Common Shares, then, after the effective date of the combination or reclassification, the number of Common Shares issuable on exercise of the Options shall be decreased in proportion to the decrease in outstanding Common Shares and the then applicable exercise price shall be correspondingly increased.

          (c) If after the date of this Agreement, and subject to the provisions of Section 5(e) hereof, shares of any class of stock of Tice (other than Common Shares) are issued by way of a stock dividend on outstanding Common Shares, then, commencing with the day following the date fixed for the determination of holders of Common Shares entitled to receive the stock dividend, in addition to any Common Shares receivable upon exercise of the Options, Option Holder, upon exercise of the Options, shall be entitled to receive, as nearly as practicable, the same number of shares of dividend stock, plus any shares issued upon any subsequent change, replacement, subdivision or combination of the stock dividend, to which Option Holder would have been entitled if his Options would have been exercised immediately prior to the stock dividend. No adjustment in the exercise price shall be made merely by virtue of the happening of any event specified in this Section 5(c).

          (d) If after the date of this Agreement any capital reorganization or reclassification of the Tice Common Shares, or consolidation or merger of Tice with another corporation, or sale of all or substantially all of its assets to another corporation is effective, then, as a condition of the reorganization, reclassification, consolidation, merger or sale, lawful and fair provision shall be made whereby Option Holder after the transaction shall have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the Tice Common Shares purchasable and receivable immediately prior to the transaction upon the exercise of the rights represented by the Options, the shares of stock, securities or assets that may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of Common Shares purchasable and receivable immediately prior to the transaction upon the exercise of the rights represented by the Options if the reorganization, reclassification, consolidation, merger or sale had not taken place. Appropriate provisions shall be made in connection with a reorganization, reclassification, consolidation, merger or sale with respect to the rights and interests of Option Holder to the end that the provision of this Agreement (including, without limitation, provisions for adjustments of the exercise price and of the number of shares purchasable upon exercise of the Options) shall immediately after the transaction be applicable as nearly as possible to any shares of stock, securities or assets deliverable immediately after the transaction upon the exercise of the Options. Tice shall not effect any consolidation, merger or sale unless, prior to the consummation of the transaction, the successor corporation (if other than Tice) resulting from the consolidation or merger, or the corporation purchasing the assets, assumes by written instrument executed the obligation to deliver to Option Holder the shares of stock, securities or assets in accordance with the foregoing provisions that Option Holder may be entitled to purchase.


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          (e)  Notwithstanding anything herein to the contrary, cumulative adjustments in the number of shares issuable upon exercise of the Options shall be made only to the nearest multiple of one-tenth of a share, i.e., fractions of less than five-hundredths of a share shall be disregarded and fractions of five-hundredths of a share or more shall be treated as being one-tenth of a share.

          (f) Upon any adjustment of the exercise price or the number of shares issuable on exercise of the Options, Tice shall give written notice of the adjustment to Option Holder mailed to the address set forth above or such changed address as Option Holder shall have notified Tice in writing. The notice shall state the exercise price resulting from the adjustment and the increase or decrease, if any, in the number of shares purchasable at that price upon exercise of the Options, setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. Failure to give notice, or any defect in a notice, shall not affect the legality or validity of the changes or adjustments.

     6. Securities Requirements. Neither the Options granted hereunder nor the shares to be issued pursuant to such Options will be registered under the Securities Act of 1933, as amended (the "Act") or registered or qualified under any state securities laws. The Options and the underlying shares will be issued to Option Holder pursuant to exemptions from registration contained in the Act and in applicable state securities laws. As a condition to receiving any shares pursuant to the Options, Option Holder, prior to receiving said shares, shall execute a subscription agreement and such other documents as Tice may reasonably require. In addition, Option Holder hereby represents, warrants and acknowledges to Tice that:

          (a) he is receiving the Options and the underlying shares for investment only, for his own account, and not with a view to the sale or distribution thereof;

          (b) he is aware that: neither the Options nor the underlying shares will be registered or qualified under the Act or any state securities laws (nor does Tice have an obligation to register or qualify either the Options or the shares); neither the Options nor the shares may be sold or otherwise transferred unless they are registered and/or qualified under the Act or other laws or unless exemptions from registration or qualification are available; and the certificates for the shares will bear a legend setting forth the restrictions on transferability of the shares; and

          (c) he is an "accredited investor" as such term is defined in Regulation D promulgated under the Act and either: (i) will have an individual net worth, or joint net worth with his spouse, at the time of issue of the shares which exceeds $1,000,000; or (ii) had an individual income in excess of $200,000 in each of the two most recent years, or joint income with his spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

     7. Benefit. This Agreement and the covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.


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     8.   Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

     9. Headings. The paragraph headings contained in this Agreement are inserted as a matter of convenience and for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     WITNESS the signatures of the parties as of the day first above written.

                                         Tice Technology, Inc.

                                         By: /s/
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                                         Title:
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                                          /s/
                                          -----------------------------
                                               Bill Arent

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